Exhibit 5.2

Annie Zaffuto

Assistant General Counsel

November 12, 2015

Ocwen Financial Corporation 1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409

Ladies and Gentlemen:

I am Assistant General Counsel of Ocwen Financial Corporation, a Florida corporation (the “Company”). The Company has prepared a Registration Statement on Form S-4 (the “Registration Statement), including the prospectus constituting a part thereof (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) all of the outstanding $350 million aggregate principal amount of the Company’s 6.625% Senior Notes due 2019 (the “Original Notes”), which were issued in a transaction exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s newly issued 6.625% Senior Notes due 2019, which are registered under the Registration Statement (the “New Notes”). The Original Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated May 12, 2014 (the “Indenture”), between the Company and The Bank Of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms and conditions of the Exchange Offer are set forth in the Prospectus.

In rendering the opinions expressed herein, I, or attorneys acting as counsel to the Company under my supervision, have examined (i) the Registration Statement, including the Prospectus, (ii) an executed copy of the Indenture, (iii) an executed copy of the global certificate representing the New Notes, (iv) a certificate from the Secretary of State of Florida, dated November 10, 2015, as to the status of the Company as a corporation in the State of Florida (the “Florida Certificate”) and (v) a certificate signed by an Assistant Secretary of the Company dated the date hereof. I have also examined such other documents and instruments and have made such further investigations as I have deemed necessary or appropriate in connection with this opinion, including, without limitation, the Certificate of Incorporation and the By-Laws of the Company, as amended to date, certain resolutions of the Board of Directors of the Company relating to, among other things, the Registration Statement, the Exchange Offer and the issuance of the New Notes.

Ocwen Financial Corporation

November 12, 2015

In expressing the opinions set forth below, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, other than the Company, I have assumed the due authorization, execution and delivery of all documents, and, as to all parties I have assumed the validity and enforceability thereof against all parties thereto in accordance with their respective terms. As to any facts relevant to the opinions stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon, and subject to, the matters stated herein, I am of the opinion that:

(i)                 The Company is a corporation validly existing under the laws of the State of Florida, its corporate status is active and it has the corporate power and authority to execute and deliver the New Notes and perform all of its obligations thereunder.

(ii)                The Company has duly authorized the New Notes to be issued in exchange for an equal principal amount of Original Notes pursuant to and in accordance with the terms of the Exchange Offer by all necessary corporate action.

The foregoing opinions are subject to the following qualifications, limitations and assumptions:

A.                 The opinions presented herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

B.                 My opinion in paragraph (i) above with respect to the valid existence and corporate status of the Company is based solely upon the Florida Certificate.

I am licensed to practice law in the State of Florida and the opinions contained herein are limited to the laws of the State of Florida. I am not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

The opinion expressed herein is as of the date hereof. I assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to my attention or any changes in applicable law that may hereafter occur.

I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Annie Zaffuto
Assistant General Counsel